Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement No. 333-116864 on Form S-8 of our reports dated March 18, 2005 relating to the financial statements and the financial statement schedule of Cabela’s Incorporated, appearing in this Annual Report on Form 10-K of Cabela’s Incorporated for the year ended January 1, 2005.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 18, 2005